Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF
PYRAMID OIL COMPANY

Michael D. Herman and Lee G. Christianson hereby certify that:

1.     They are the duly elected and acting President and Corporate Secretary, respectively, of Pyramid Oil Company, a California corporation (the “Corporation”).

2.     The Restated Articles of Incorporation of the Corporation, as amended to date, are hereby amended and restated to read in their entirety as follows:

FIRST:  The name of the Corporation is Yuma Energy, Inc.

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:  The Corporation shall have perpetual existence.

FOURTH:  The authorized number of directors of the Corporation shall be not less than four (4) nor more than seven (7), and the exact number of directors within those limits shall be determined from time to time by a resolution which is duly adopted by the Board of Directors of the Corporation in the manner provided in the Bylaws.

FIFTH:  There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

SIXTH:  The Corporation is authorized to issue two classes of stock, with no par value, designated Common Stock and Preferred Stock. The total number of shares that the Corporation is authorized to issue is 310,000,000. The number of shares of Common Stock that the Corporation is authorized to issue is 300,000,000, and the number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized. The Board of Directors of the Corporation is authorized to: (i) determine the number of series into which shares of Preferred Stock may be divided; (ii) determine or alter the designations, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any unissued Preferred Stock or any wholly unissued series of Preferred Stock or any holders thereof; and (iii) fix the number of shares of each such series and increase or decrease, within the limits stated in any resolution of the Board of Directors of the Corporation originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

SEVENTH:  Effective upon the acceptance of this Restated Articles of Incorporation for filing by the Secretary of State of the State of California (the “Effective Date”), and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into two classes as nearly equal in size as is practicable, hereby designated Class I and Class II. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of shareholders following the Effective Date and the term of office of the initial Class II directors shall expire at the second annual meeting of shareholders following the Effective Date. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the second annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this SEVENTH ARTICLE, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

EIGHTH:  Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

NINTH:  The Corporation elects to be governed by all of the provisions of Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-976 Regular Session, effective January 1, 1977, as defined in Section 2300 of the California General Corporation Law) not otherwise applicable to this Corporation under Chapter 23 of said Division 1.

TENTH:  The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

3.     The foregoing Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.     The foregoing Restated Articles of Incorporation has been duly approved by the required vote of the Corporation’s shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on such Restated Articles of Incorporation was 4,788,085. The number of shares voting in favor of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of such total number of outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge on this 10th day of September, 2014.

By: /s/ Michael D. Herman
Name: Michael D. Herman
Title: President

By: /s/ Lee G. Christianson
Name: Lee G. Christianson
Title: Corporate Secretary